SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    Form 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




Date of Report (Date of earliest event reported): February 1, 1999



                          Montgomery Ward Holding Corp.
             (Exact name of registrant as specified in its charter)


Delaware                             0-17540                36-3571585
(State or other jurisdiction         (Commission            (IRS Employer
  of incorporation)                  File Number)           Identification No.)


                              Montgomery Ward Plaza
                             Chicago, Illinois 60671
                    (Address of principal executive offices)

Registrant's telephone number, including area code:  (312) 467-2000



         (Former name or former address, if changed since last report.)


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Item 5.  Other Events.

     On February 1, 1999, Montgomery Ward Holding Corp. (the "Company") and its wholly owned subsidiary Montgomery Ward & Co., Incorporated ("Wards") announced that the Company will emerge from Chapter 11 bankruptcy protection in mid-1999 as a result of an agreement reached with Wards' Creditors' Committee. The agreement includes the Company and all of its direct and indirect subsidiaries that were included under the jointly administered bankruptcy proceeding under the caption "In re Montgomery Ward Holding Corp., a Delaware Corporation, et. al.", Case No. 97-1409 (PJW). Certain indirect subsidiaries of the Company were not included in the bankruptcy filing.

     As a first step in the agreement, General Electric Capital Corporation ("GE Capital"), a major shareholder and creditor, is to acquire Signature Financial/Marketing, Inc., the profitable direct marketing arm of Wards, which was not part of the retailer's general bankruptcy filing. Wards will then place a sum in a fund to settle court-approved pre-bankruptcy unsecured claims of creditors other than GE Capital. GE Capital and Wards' management will receive the equity in the reorganized retailer.

     Wards plans to file a fully consensual plan of reorganization with the court in the next few weeks. Until a reorganization plan is confirmed, GE Capital, as agent, will recommend extending the current $1 billion debtor-in-possession ("DIP") facility through the end of the year. Upon finalization of the reorganization plan, Wards will pay off its DIP facility and then enter into appropriate new financing arrangements.

     On February 1, 1999, Wards issued a press release that is attached as
Exhibit 1 hereto. The press release is incorporated herein by reference.

Item 7. Exhibits

1. Press release issued by Montgomery Ward & Co., Incorporated on February 1, 1999.



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                                    SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 MONTGOMERY WARD HOLDING CORP


February 3, 199                        By:       /s/ Thomas J. Paup
                                                 -------------------
                                                 Thomas J. Paup
                                                 Executive Vice President and
                                                 Chief Financial Officer



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                                  EXHIBIT INDEX



EXHIBIT                                               SUBMISSION MEDIA

1.       Montgomery Ward & Co., Incorporated          Incorporated by
         Press release issued on                      reference to Exhibit 1
         February 1, 1999                             of the Company's Current
                                                      Report on Form 8-K dated
                                                      February 3, 1999




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N E W S   R E L E A S E              Contact:  Charles H. Knittle
                                     Vice President - Governmental Affairs and
                                     Corporate Communications


         Phone: 312-467-2025
         Fax:  312-467-3975

                   Wards To Emerge From Bankruptcy In Mid 1999
                   Agreement Reached With Creditors' Committee

          Chain Shows Solid Improvement In All Areas During Turnaround

For Immediate Release

CHICAGO, Ill., February 1, 1999 - Montgomery Ward & Co., Incorporated announced today it will emerge from Chapter 11 bankruptcy protection in mid 1999 as a result of an agreement reached with Wards' Creditors' Committee.

     As a first step in the agreement, GE Capital, a major creditor, is to acquire The Signature Group, the profitable direct marketing arm of Wards which was not part of the retailer's general bankruptcy filing. Wards will then place a sum in a fund to settle court-approved pre-bankruptcy unsecured claims of creditors other than GE Capital. GE Capital and Wards management will receive the equity in the reorganized retailer.

     Wards plans to file a fully consensual plan of reorganization with the court in the next few weeks. Until a reorganization plan is confirmed, GE Capital, as agent, will recommend extending the current $1 billion DIP facility through the end of the year. Upon finalization of the reorganization plan, Wards will pay off its DIP facility and then enter into appropriate new financing arrangements.

     In the last 18 months, Wards closed more than 100 under-performing stores, developed and tested new prototype stores, reduced staff and dramatically changed its marketing strategy. The changes are paying off. In the critical 1998 holiday selling season, Wards total company same store sales increased 3 percent. For the month of December 1998, it will report a positive EBIT from retail operations of $12 million and a positive EBITDA of $31 million.

     "During its restructuring, Wards has demonstrated solid and dramatic improvement in all phases of its business and independent consumer surveys indicate a remarkably enthusiastic response," said Roger Goddu, chairman and chief executive officer. "Financial performance has consistently improved throughout the restructuring and we are confident in our ability to continue to deliver these improvements in 1999 and beyond. Wards three prototype stores averaged same store sales increases of over 40 percent for the period of September 1998 through January 1999. As a result, the company is pursuing an aggressive remodel program and plans to remodel half the chain by 2001.

"We are particularly appreciative of the exceptional dedication and loyalty of our 40,000 associates," Goddu added. "Likewise, we thank our vendors for their understanding and support during our reorganization."

     Edward Stewart, executive vice president, GE Capital, said, "In a tough retail environment, Wards' management continues to make enormous progress. Under the proposed plan, Wards will have the opportunity to rebuild, Signature will accelerate its growth outside of the Wards customer base, and creditors will see an immediate recovery. That is very good news for everyone - employees, creditors, vendors, and GE Capital."

     Wards, which served 25 million people in 1998, has retail sales in excess of $3 billion annually and operates 252 stores in 32 states.

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